Exhibit 10.1

Summary of Pixelworks Non-Employee Director Compensation

Cash compensation:

Board Member Retainer	$27,000 per year
Audit Committee Retainer	$8,000 per year, regular member $16,000 per year, Chair
Compensation Committee Retainer	$5,000 per year, regular member $10,000 per year, Chair
Nominating and Governance Committee Retainer	$3,000 per year, regular member $6,000 per year, Chair

Cash compensation is paid in quarterly increments.

Stock Compensation Plan:

New non-employee Board members receive an initial option award to purchase 10,000 shares of the Company’s common stock upon election or appointment to the Board. The option has an exercise price equal to the closing price of the common stock on the grant date, and a maximum term of six years. The award vests with respect to 25% of the shares on the first anniversary of the grant date, and on a monthly basis thereafter for the next three years.

Non-employee Board members who continue to serve on the Board after each annual meeting will receive an award of 8,000 restricted share units (RSU). The RSU will vest twelve months from the date of grant, and will entitle the recipient to receive one share of the Company’s common stock for each restricted share unit.

Other:

Mr. Alley’s director compensation is determined by the CEO Transition Agreement dated and effective December 12, 2006, by and between Allen Alley and Pixelworks, Inc. (Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed on March 12, 2007).